Exhibit (a)(33)

FOR IMMEDIATE RELEASE

Allergan Receives Written Requests from Pershing Square Regarding

Special Meeting of Stockholders

Stockholders Not Required to Take Action at This Time

Irvine, Calif., (August 22, 2014) — Allergan, Inc. (NYSE: AGN) (“Allergan” or the “Company”) today confirmed that Pershing Square Capital Management, L.P. (“Pershing Square”) has delivered written requests from Allergan stockholders in connection with Pershing Square’s request to call a Special Meeting of Stockholders (the “Special Meeting”). At the Special Meeting, Allergan stockholders would be asked, among other things, to remove a majority of the Company’s existing directors in connection with Valeant Pharmaceuticals International, Inc.’s (“Valeant”) unsolicited exchange offer to acquire all outstanding common shares of Allergan for 0.83 shares of Valeant common stock and $72.00 in cash, or subject to proration, an amount of cash or a number of Valeant common shares with the implied value set forth in the exchange offer (the “Exchange Offer”). Allergan and an independent inspector will review the written requests submitted by Pershing Square, and the Company expects to report the results promptly following this review.

The Allergan Board of Directors continues to believe that Valeant’s unsolicited exchange offer is grossly inadequate and substantially undervalues Allergan. In considering whether to submit written requests, stockholders were asked to evaluate if they wanted the opportunity to vote on the offer at a later date; not to evaluate the merits of the offer itself. In fact, many stockholders have explicitly conveyed their view that the requests are not an endorsement of Valeant’s offer.

Allergan recognizes that this is all about stockholder value, and the Board remains confident in the Company’s ability to create significantly more value than Valeant’s offer. While Allergan does not believe that Valeant’s offer provides compelling value relative to the alternatives available to the Company, the Allergan Board of Directors fully supports the right of stockholders to vote on the value proposition offered by Valeant at the appropriate time.

Delivering value to stockholders remains Allergan’s priority, and, in this regard, the Company recently recorded the strongest increase in absolute dollar sales in any quarter in the Company’s history, and again delivered sales and earnings per share growth above the high end of expectations. Allergan’s value creation plan for its stockholders will significantly reduce costs in 2015 by approximately $475 million annually relative to its prior strategic plan, while preserving the Company’s ability to deliver double digit sales growth across the next five years. Over the same five year period, Allergan expects to generate compounded annual adjusted EPS growth of more than 20 percent.

The Company also noted that Valeant’s request for declaratory judgment from the Delaware Court of Chancery is premature as Allergan has yet to review the submitted written requests nor has the Allergan Board of Directors yet made any determination as to such requests.

Allergan will announce additional detail regarding a Special Meeting following its review. Allergan stockholders are not required to take any action at this time.

Goldman, Sachs & Co. and BofA Merrill Lynch are serving as financial advisors to the Company and Latham & Watkins, Richards, Layton & Finger, P.A. and Wachtell, Lipton, Rosen & Katz are serving as legal counsel to the Company.

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,700 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding Allergan’s earnings per share, strategic plan, and business performance. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC that has been mailed to stockholders of the Company. In addition, the Company has filed a definitive solicitation statement with the SEC on August 8, 2014 that has been mailed to stockholders of the Company. INVESTORS AND STOCKHOLDERS OF ALLERGAN ARE ENCOURAGED TO READ THESE AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents as they become available and any other documents filed with the SEC by the Company at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at www.allergan.com. Copies of these materials may also be requested from Allergan’s information agent, Innisfree M&A Incorporated, toll-free at 877-800-5187. The Company, its directors and certain of its officers and employees are participants in solicitations of Company stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 5, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

Allergan Contacts

Bonnie Jacobs, Allergan (714) 246-5134

Joele Frank, Dan Katcher, and Scott Bisang, Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449